Exhibit 1.1

AMENDMENT NO. 2

TO MORTGAGE BANKING AND

WAREHOUSE SERVICES AGREEMENT

Amendment No. 2 to Mortgage Banking and Warehouse Services Agreement, dated as of August 14, 2013 (the “Amendment”), by and between PennyMac Loan Services, LLC, a Delaware limited liability company (the “Service Provider”), and PennyMac Corp., Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Service Provider and the Company are parties to that certain Mortgage Banking and Warehouse Services Agreement, dated as of February 1, 2013 (the “Existing MBWS Agreement” and, as amended by this Amendment, the “MBWS Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing MBWS Agreement.

WHEREAS, the Service Provider and the Company  have agreed, subject to the terms and conditions of this Amendment, that the Existing MBWS Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing MBWS Agreement.

NOW, THEREFORE, in consideration of the mutual premises and mutual obligations set forth herein, the Service Provider and the Company hereby agree that the Existing MBWS Agreement is hereby amended as follows:

SECTION 1.                            Exhibits. Exhibit A of the Existing MBWS Agreement is hereby amended by deleting it in its entirety and replacing it with the form attached hereto as Exhibit A.

SECTION 2.                            Conditions Precedent.  This Amendment shall become effective as of the date first set forth above (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

2.1                               Delivered Documents.  On the Amendment Effective Date, each party shall have received the following documents, each of which shall be satisfactory to such party in form and substance:

(a)                                 this Amendment, executed and delivered by duly authorized officers of the Service Provider and the Company; and

(b)                                 such other documents as such party or counsel to such party may reasonably request.

SECTION 3.                            Representations and Warranties. Each party represents that it is in compliance in all material respects with all the terms and provisions set forth in the Existing MBWS Agreement on its part to be observed or performed.

SECTION 4.                            Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing MBWS Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 5.                            GOVERNING LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6.                            Counterparts.  This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

SECTION 7.                            Conflicts.  The parties hereto agree that in the event there is any conflict between the terms of this Amendment, and the terms of the Existing MBWS Agreement, the provisions of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

The Service Provider:	PENNYMAC LOAN SERVICES, LLC

	By:	/s/ Anne D. McCallion
		Name:	Anne D. McCallion
		Title:	Vice President, Finance

The Company:	PENNYMAC CORP.

	By:	/s/ Stanford L. Kurland
		Name:	Stanford L. Kurland
		Title:	Chief Executive Officer

EXHIBIT A

(Compensation)

Fulfillment Fees

The Fulfillment Fee for each Mortgage Loan purchased from an approved Correspondent shall equal the product of (a) in the case of a HARP Mortgage Loan with an LTV of 105% or less, the product of (i) .80%, and (ii) the aggregate unpaid principal balance of such HARP Mortgage Loan, (b) in the case of a HARP Mortgage Loan with an LTV of greater than 105%, the product of (i) 1.20%, and (ii) the aggregate unpaid principal balance of such HARP Mortgage Loan, (c) in the case of a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan, (i) the product of .50% and (ii) the aggregate unpaid principal balance of such Fannie Mae Mortgage Loan or Freddie Mac Mortgage Loan, (d) in the case of a Ginnie Mae Mortgage Loan, (i) the product of .88% and (ii) the aggregate unpaid principal balance of such Ginnie Mae Mortgage Loan, and (e) in the case of any other Mortgage Loan not otherwise contemplated in (a)-(d) above, the product of (i) .50%, and (ii) the aggregate unpaid principal balance of such Mortgage Loan.  Notwithstanding the foregoing, the Service Provider may, in its sole discretion and with respect to the purchase of any Mortgage Loan, reduce the amount of its Fulfillment Fee as otherwise provided herein and credit the amount of such reduction toward the amount of any reimbursement otherwise due from the Service Provider in accordance with the following paragraph; provided, however, that such reduction may only be credited to the reimbursement applicable to the month in which the related Mortgage Loan was funded.  The Fulfillment Fee with respect to each such Mortgage Loan shall be due and payable by the Company upon the funding of such Mortgage Loan by the Company.

In the event the Company purchases Mortgage Loans with an aggregate unpaid principal balance in any month of greater than $2.5 billion, the Service Provider shall reimburse the Company an amount equal to the percentage of such aggregate unpaid principal balance relating to Mortgage Loans for which the Service Provider collected Fulfillment Fees for such month, multiplied by the sum of the following:  (a) the product of (i) .025%, and (ii) the amount of unpaid principal balance in excess of $2.5 billion and less than or equal to $5.0 billion, plus (b) the product of (i) .05%, and (ii) the amount of unpaid principal balance in excess of $5.0 billion.  Any such reimbursement due from the Service Provider to the Company as provided herein shall be paid within five (5) Business Days of such determination.

Early Purchase Program Fees

With respect to each Early Purchase Program, the Service Provider shall be entitled to fees that accrue (a) at a rate equal to $25,000 per annum, and (b) in the amount of $50 with respect to each Mortgage Loan purchased by the Company thereunder.  The fee described in clause (a) shall accrue and be payable monthly not later than the last Business Day of each month from and after the execution of the Early Purchase Program documentation.  The fee described in clause (b) shall accrue and be payable monthly not later than the fifth (5th) Business Day following the month during which the related Mortgage Loan first becomes subject to a Transaction.

A-1

Notwithstanding anything in the Agreement to the contrary, the Service Provider shall not be entitled to collect the Early Purchase Program Fees described in clause (b) above with respect to any Mortgage Loans purchased by the Company under an Early Purchase Program to the extent the Service Provider already collected Warehouse Fees with respect to such Mortgage Loan under a Facility.  In such instances, the Service Provider shall be entitled to collect only the Warehouse Fees as described in clause (b) below under the heading Warehouse Fees.

Warehouse Fees

With respect to each Facility, the Service Provider shall be entitled to fees that accrue (a) at a rate equal to $25,000 per annum, and (b) in the amount of $50 with respect to each Mortgage Loan that is subject to a Transaction thereunder.  The fee described in clause (a) shall accrue and be payable monthly not later than the last Business Day of each month from and after the execution of the related Facility Documents.  The fee described in clause (b) shall accrue and be payable monthly not later than the fifth (5th) Business Day following the month during which the related Mortgage Loan first becomes subject to a Transaction.

Notwithstanding anything in the Agreement to the contrary, the Service Provider shall not be entitled to collect the Warehouse Fees described in clause (a) above with respect to any Facility during any month in which the Transaction Counterparty thereunder is also a Correspondent under an Early Purchase Program.  In such instances, the Service Provider shall be entitled to collect only the Early Purchase Program Fees as described in clause (a) above under the heading Early Purchase Program Fees.

A-2